TCW FUNDS, INC. - Rule 10f-3 Transactions - Fiscal Year Ended April 30, 2012

Item 77 0

Name of Security	Date of Purchase	Syndicate Members	Securities Purchased From
Goldman Sachs GP	04/30/12
Goldman Sachs& Co
ABN Amro Financial Services Inc.
Bank of New York Mellon Corporation
BB&T Corporation
BMO Capital Markets Corp
Commerzbank AG
DBS Bank
Drexel Hamilton LLC
Intesa Sanpaolo/NY
Mizuho Securities USA Inc
Natixis/New York NY
RBC Capital Markets
Societe Generale
Sumitomo Mitsui Banking Corp/New
SunTrust Robinson Humphrey
UniCredit Bank AG/New York NY
US Bancorp
Williams Capital Group LP
Societe Generale
Midstates Petroleum Company, Inc.	4/20/2012
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Sun Trust Robinson Humphrey, Inc.
Citigroup Global Markets, Inc.
Tudor, Pickering, Holt & Co. Securities, Inc.
Barclays Capital Inc.
UBS Securities
RBC Capital Markets, LLC
Natixis Securities Americas LLC
RBS Securities Inc.
SG Americas Securities, LLC
Howard Wiel Incorporated
Johnson Rice & Company LLC
Simmons & Company International
SG Americas Securities, LLC
Nara Cable Funding	1/26/2012
Banco Bilbao Vizcaya Agentaria
Banco Santander
Bank of America Merrill Lynch
BNP Paribas
Credit Agricole CIB
Deutsche Bank Securities Inc.
Goldman Sachs International
ING Bank NV
JP Morgan
Morgan Stanley & Co International P
Natixis
Societe Generale
Societe Generale

Affiliated brokers are Cowen and Company, LLC and Société Générale.  Securities were purchased in the offering at the public offering price.